Exhibit 99.1

Heron Therapeutics Provides Update on SUSTOL™ Program

- SUSTOL™ Phase 3 study in delayed-HEC patients progressing rapidly – over 100 site locations opened in first two months

- Based on faster than expected start-up, Heron now plans to include delayed-HEC results in NDA resubmission planned for fourth quarter

REDWOOD CITY, Calif. – June 2, 2014 – Heron Therapeutics, Inc. (NASDAQ: HRTX), a specialty pharmaceutical company, announced today that it has achieved a rapid start-up of its ongoing Phase 3 clinical trial of SUSTOL™ (granisetron) for the prevention of delayed-onset chemotherapy-induced nausea and vomiting (CINV) in patients receiving highly emetogenic chemotherapy (HEC).

As a consequence of the rapid start-up, results of the delayed-HEC study are anticipated earlier than previously projected and the Company now plans to include these results in its resubmission of the new drug application (NDA) for SUSTOL to the U.S. Food and Drug Administration (FDA). To accommodate the inclusion of the delayed-HEC study, Heron plans to resubmit the NDA in the fourth quarter of 2014 versus the Company’s previous projection of a mid-year 2014 resubmission. Subject to approval by FDA, if the study is successful, it should enable the inclusion of a delayed-HEC indication in the SUSTOL label at the time of launch of SUSTOL rather than approximately a year following launch, as previously expected.

“I’m very pleased with the excellent start to the delayed-HEC study,” commented Barry D. Quart, Pharm.D., Chief Executive Officer of Heron Therapeutics. “The planned inclusion in our NDA resubmission of data regarding the safety and efficacy of SUSTOL in the delayed-HEC setting gives us the potential to launch SUSTOL with a label that is significantly differentiated from currently available therapies. Most importantly, this could enable us to immediately address a significant unmet medical need, as there is currently no 5-HT3 receptor antagonist approved for the treatment of delayed-onset CINV in patients receiving HEC regimens.”

Dr. Quart continued, “While we have successfully completed the Human Factors Validation study and all other requirements for resubmitting the SUSTOL NDA, we believe postponing the resubmission to include the delayed-HEC results will be well worth the long-term benefit of launching SUSTOL with the broadest label.”

About SUSTOL™

Heron’s lead product candidate, SUSTOL™ (granisetron), is being developed for the prevention of both acute- and delayed-onset chemotherapy-induced nausea and vomiting (CINV). One of the most debilitating side effects of cancer chemotherapy, CINV is a leading cause of premature discontinuation of treatment. There is only one injectable 5-HT3 antagonist approved for the prevention of delayed-onset CINV in patients receiving moderately emetogenic chemotherapy (MEC); none are approved for delayed-onset CINV in patients receiving highly emetogenic chemotherapy (HEC). SUSTOL contains the 5-HT3 receptor antagonist granisetron formulated in the Company’s proprietary Biochronomer™ polymer-based drug delivery platform, which allows therapeutic drug levels to be maintained for five days with a single subcutaneous injection. Currently available intravenous and oral formulations of granisetron are approved only for the prevention of acute-onset CINV. Granisetron was selected for SUSTOL because it is widely prescribed by physicians based on a well-established record of safety and efficacy.

About Heron’s Post-Surgical Pain Program

Heron is utilizing its proprietary Biochronomer™ polymer-based drug delivery platform to develop drugs designed to extend the duration of action of known active ingredients to address important unmet medical needs. The Company has initiated full development of an established local anesthetic for the treatment of post-surgical pain formulated with its Biochronomer extended release technology. In animal models of post-surgical pain, the Company’s drug candidates demonstrated statistically significant pain relief for three days, representing the potential to significantly reduce the need for opiates post-surgery and the length of post-surgical hospital stays. Heron’s lead product candidate in this program, HTX-011, is a unique combination of local analgesic agent bupivacaine and the anti-inflammatory drug meloxicam utilizing its Biochronomer extended release technology. Heron expects to move this program into human clinical studies in the second half of 2014.

About Heron Therapeutics, Inc.

Heron Therapeutics, Inc. (formerly A.P. Pharma, Inc.) is a specialty pharmaceutical company developing products using its proprietary Biochronomer™ polymer-based drug delivery platform. This drug delivery platform is designed to improve the therapeutic profile of injectable pharmaceuticals by converting them from products that must be injected once or twice per day to products that need to be injected only once every one or two weeks.

Forward Looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including uncertainties associated with the potential approval of SUSTOL™ and the potential timing for such approval, if approved at all; risks relating to progress in research and development of HTX-011, including the timing of planned toxicology and clinical studies; risks related to other programs; risks related to the launch and acceptance of new products and other risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission. We caution investors that forward-looking statements reflect our analysis only on their stated date. We do not intend to update them except as required by law.

Contacts

Investor Relations Contact:

Jennifer Capuzelo, 858-703-6063

jcapuzelo@herontx.com

and

Corporate Contact:

Heron Therapeutics, Inc.

Stephen R. Davis, 650-366-2626

Executive Vice President and Chief Operating Officer

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